EXHIBIT 99.1

                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001



                   Pioneer Declares Dividend on Common Shares

Dallas, Texas, February 15, 2006 -- Pioneer Natural Resources Company (NYSE:PXD) announced today that its board of directors declared a semiannual cash dividend of $0.12 per share on Pioneer's outstanding common stock. The dividend is payable April 12, 2006 to stockholders of record at the close of business on March 29, 2006.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, with operations in the United States, Canada and Africa. For more information, visit Pioneer's website at www.pxd.com.




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